Exhibit 99.1

SEC CHARGES FORMER APPLE GENERAL COUNSEL FOR ILLEGAL STOCK OPTION BACKDATING

Commission Also Settles Claims Against Former Apple CFO for $3.5 Million

FOR IMMEDIATE RELEASE
2007-70

Washington, D.C., April 24, 2007 - The Securities and Exchange Commission today filed charges against two former senior executives of Apple, Inc. in a matter involving improper stock option backdating. The Commission accused former General Counsel Nancy R. Heinen of participating in the fraudulent backdating of options granted to Apple’s top officers that caused the company to underreport its expenses by nearly $40 million. The Commission’s complaint alleges that Heinen, of Portola Valley, Calif., caused Apple to backdate two large options grants to senior executives of Apple — a February 2001 grant of 4.8 million options to Apple’s Executive Team and a December 2001 grant of 7.5 million options to Apple Chief Executive Officer Steve Jobs — and altered company records to conceal the fraud.

The Commission also filed, and simultaneously settled, charges against former Apple Chief Financial Officer Fred D. Anderson, of Atherton, Calif., alleging that Anderson should have noticed Heinen’s efforts to backdate the Executive Team grant but failed to take steps to ensure that Apple’s financial statements were correct. As part of the settlement, Anderson agreed (without admitting or denying the allegations) to pay approximately $3.5 million in disgorgement and penalties.

Linda Chatman Thomsen, Director of the SEC’s Division of Enforcement, stated, “The Apple case demonstrates the Commission’s ongoing commitment to take action against stock options backdating and other executive compensation abuses. When corporate officers enrich themselves at the expense of a company’s shareholders, the Commission will hold the responsible individuals accountable, particularly where, as here, the responsible individuals are among those obligated to ensure that the company complies with all applicable securities laws and that its financial statements are accurate.”

Marc J. Fagel, Associate Regional Director of the SEC’s San Francisco Regional Office, stated, “Apple’s shareholders relied on Heinen and Anderson, as respected legal and accounting professionals, to ensure the accurate reporting of the company’s executive compensation. Instead, they failed in their duties as gatekeepers and caused Apple to conceal millions of dollars in stock option expenses.”

According to the Commission’s complaint, filed in the Northern District of California, Apple granted 4.8 million options to six members of its executive team (including Heinen and Anderson) in February 2001. Because the options were in-the-money when granted (i.e. could be exercised to purchase Apple shares at a below market price), Apple was required to report a compensation charge in its publicly filed financial statements. The Commission alleges that, in order to avoid reporting this expense, Heinen caused Apple to backdate options to January 17, 2001, when Apple’s share price was substantially lower. Heinen is also alleged to have directed her staff to prepare documents falsely indicating that Apple’s Board had approved the Executive Team grant on January 17. As a result, Apple failed to record approximately $18.9 million in compensation expenses associated with the option grant. Anderson, who should have realized the implications of Heinen’s actions, failed to disclose key information to Apple’s auditors and neglected to ensure that the company’s financial statements were accurate. Both Heinen and Anderson personally received millions of dollars in unreported compensation as a result of the backdating.

The Commission’s complaint also alleges improprieties in connection with a December 2001 grant of 7.5 million options to CEO Steve Jobs. Although the options were in-the-money at that time, Heinen — as with the Executive Team grant — caused Apple to backdate the grant to October 19, 2001, when Apple’s share price was lower. As a result, the Commission alleges that Heinen caused Apple to improperly fail to record $20.3 million in compensation expense associated with the in-the-money options grant. The Commission further alleges that Heinen then signed fictitious Board minutes stating that the Board had approved the grant to Jobs on October 19 at a “Special Meeting of the Board of Directors” — a meeting that, in fact, never occurred.

Heinen is charged with, among other things, violating the antifraud provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, lying to Apple’s auditors, and violating prohibitions on circumventing internal controls. The Commission is seeking injunctive relief, disgorgement, and money penalties against Heinen, in addition to an order barring her from serving as an officer or director of a public company.

Anderson, without admitting or denying the allegations in the Commission’s complaint, has agreed to a permanent injunction from further violations of the antifraud, reporting, internal controls, and other provisions of the federal securities laws. Anderson also will disgorge approximately $3.49 million in ill-gotten gains and prejudgment interest, representing the in-the-money portion of the Executive Team options grant that Anderson exercised, and will pay a civil penalty of $150,000.

The Commission also announced today that it would not bring any enforcement action against Apple based in part on its swift, extensive, and extraordinary cooperation in the Commission’s investigation. Apple’s cooperation consisted of, among other things, prompt self-reporting, an independent internal investigation, the sharing of the results of that investigation with the government, and the implementation of new controls designed to prevent the recurrence of fraudulent conduct.

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For more information, contact:

Marc J. Fagel

Associate Regional Director

San Francisco Regional Office

(415) 705-2449

Michael S. Dicke

Assistant Regional Director

San Francisco Regional Office

(415) 705-2458

Additional materials: Litigation Release No. 20086

http://www.sec.gov/news/press/2007/2007-70.htm